Exhibit 10.24

EMPLOYMENT AGREEMENT

(Joseph Welch)

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of May 10, 2005 (the “Effective Date”) by and between ITC Holdings Corp. (the “Company”) and Joseph Welch (the “Executive”).

WHEREAS, in connection with the contemplated public registration of common stock of the Company, the Company and the Executive desire to enter into an agreement embodying the terms of the Executive’s employment with the Company and International Transmission Company (“ITC”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.               Term of Employment.  Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company, ITC and any of its subsidiaries that the Board of Directors of the Company (the “Board”) shall designate (collectively, the “Employer”) for an initial period commencing on the Effective Date and ending on the second anniversary thereof on the terms and subject to the conditions set forth in this Agreement; provided, however, that such period of employment shall automatically be extended for successive one-year periods unless the Employer or Executive, at least thirty (30) days prior to the end of any such period, provides written notice to the other party of the intent not to extend such period of employment for any additional one-year period.  For purposes of this Agreement, the term “Employment Term” shall mean the period of time during which Executive is employed by Employer under this Agreement.

2.               Position.

a.                                       During the Employment Term, Executive shall serve as the Employer’s President and Chief Executive Officer.  In such position, Executive shall have such duties and authority as the Board of Directors of the Employer (the “Board”) determines from time to time.  If requested, Executive shall also serve as a member of the Board without additional compensation.

b.                                      During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8 of this Agreement.

3.               Base Salary.  During the Employment Term, ITC shall pay Executive a base salary at the annual rate of [AMOUNT TO BE PROVIDED BY BOARD] payable in regular installments in accordance with ITC’s normal payroll practices.  Executive’s base salary shall be reviewed annually by the Board and Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4.               Annual Bonus.  During the Employment Term, Executive shall be eligible to earn an annual bonus award in respect of each fiscal year of Employer (an “Annual Bonus”), payable upon ITC’s achievement of certain performance targets established by the Board pursuant to the terms of an incentive compensation plan established by the Board (the “Incentive Plan”).  Executive’s target Annual Bonus for each fiscal year of Employer shall generally be 100% of Executive’s Base Salary (the “Target Bonus”).

5.               Employee Benefits and Perquisites; Business Expenses.

a.                                       Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in ITC employee benefit and retirement plans (the “ITC Plans”) as in effect from time to time as determined by the Board, which provide certain benefits (collectively the “Employee Benefits”) to Executive, including the following plans: (a) welfare benefit plans (including active medical, life, disability, flexible spending accounts and other related welfare plans); (b) fringe benefit plans (including education assistance and adoption assistance); (c) retiree welfare benefit plans (medical and life insurance); (d) qualified and non-qualified defined benefit and defined contribution plans; and (e) vacation plans (except that there shall be limitations set on the amount of vacation that Executive may carry forward from any given calendar year to the next), but excluding absence bank plans.

b.                                      Perquisites. During the Employment Term, Executive shall also be entitled to receive such perquisites as are generally provided to executives of the Employer from time to time, as determined by the Board (or a compensation committee thereof).

c.                                       Executive Supplemental Retirement Plan.  The Employer acknowledges that Executive is entitled to the benefits detailed in the Management Supplemental Benefit Plan and the schedules attached thereto (“MSBP”) (attached hereto as Exhibit 1).  Employer shall provide such benefits in accordance with the terms of the MSBP as set forth in Exhibit 1.

d.                                      Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by ITC in accordance with ITC’s policies.

6.               Equity Participation.  Executive’s equity participation in the Company has been documented pursuant to the 2003 Stock Purchase and Option Plan for Key Employees of the Company and its Subsidiaries and in a Management Stockholder’s Agreement, Stock Option Agreement, Restricted Stock Award Agreement and Sale Participation Agreement, each as executed by the Executive, the Company, and its shareholders, as applicable (such documents, collectively, the “Equity Documents”).  The Company and Executive each acknowledges that the terms and conditions of the aforementioned documents govern Executive’s acquisition, holding, sale or other disposition of Executive’s equity in the Company, and Executive’s and the Company’s rights with respect thereto.

7.               Termination.  Executive’s employment hereunder may be terminated by either party at any time and for any reason, subject to the applicable provisions of this Section 7; provided that Executive will be required to give the Employer at least 30 days advance written notice of any resignation of Executive’s employment; and provided, further, that the Employer will be required to give Executive at least ten (10) business days advance notice of a termination of Executive’s employment by the Employer without Cause (other than in the event of Executive’s Disability) (the “Company Notice Period”), unless the Employer provides Executive with a payment equal to the Base Salary that would otherwise be payable in respect of any portion of the Company Notice Period which the Employer elects to waive.  Notwithstanding any other provision of this Agreement (and except as may otherwise be provided in the Equity Documents), the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Employer.

a.                                       By the Employer For Cause or By Executive Resignation Without Good Reason.

(i)  Executive’s employment hereunder may be terminated by the Employer for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason.

(ii)  For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Employer to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Employer or affiliates or (E) Executive’s breach of the provisions of Sections 8 or 9 of this Agreement.

(iii)  If Executive’s employment is terminated by the Employer for Cause or if Executive resigns without Good Reason (other than due to a Disability (as such term is defined below)), Executive shall be entitled to receive:

(A)                                        any Base Salary earned through the date of termination, payable in a lump sum at such time as the Base Salary would otherwise be payable in accordance with the normal payroll practices of the Employer;

(B)                                          any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year, payable in a lump sum at such time as such Annual Bonus would normally be paid under the Incentive Plan (or, if later, such other earliest date on which such amount can be paid as may be permitted under Section 409A of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (collectively, “Section 409A”));

(C)                                          reimbursement for any unreimbursed business expenses properly incurred by Executive, payable at such time(s) and in accordance with ITC policy prior to the date of Executive’s termination ((or such other earliest date on which such expenses can be reimbursed as may be permitted under Section 409A); and

(D)                                         such Employee Benefits, if any, as to which Executive may be entitled under the applicable ITC Plans upon termination of employment hereunder (the payments and benefits described in clauses (A) through (D) hereof being referred to, collectively, as the “Accrued Rights”).

Following such termination of Executive’s employment by the Employer for Cause or resignation by Executive, except as set forth in this Section 7(a) (iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.                                      Disability or Death.

(i)  Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Employer if Executive experiences a “Disability” (as such term shall be defined from time to time under Section 409A).  Any question as to the existence of the Disability of Executive as to which Executive and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Employer.  If Executive and the Employer cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Employer and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)  Upon termination of Executive’s employment hereunder for Disability or death, Executive, Executive’s then spouse, or Executive’s estate (as the case may be), shall be entitled to receive:

(A)                                        the Accrued Rights;

(B)                                          a pro rata portion of the Target Bonus (calculated based on the number of days Executive was employed hereunder during the calendar year in which the date of such termination of employment occurs, relative to the applicable full calendar year), payable in a lump sum within fifteen (15) business days after the date of such termination of employment (or, if later, such other earliest date on which such amount can be paid as may be permitted under Section 409A); and

(C)                                          full and immediate vesting of any then unvested options to purchase shares of common stock of the Company held by Executive immediately prior to the date of such termination of employment.

(D)                                         the vested benefits under the a) ITC Holdings, Inc. Management supplemental Retirement Plan; b) the International Transmission Company Retirement Plan; c) the International Transmission Company Savings and Investment Plan; and d) the International Transmission Company Executive Deferred Compensation Plan.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b) (ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.                                       By the Employer Without Cause or by Executive Resignation for Good Reason.

(i)  Executive’s employment hereunder may be terminated (A) by the Employer without Cause (which shall not include Executive’s termination of employment due to his Disability) or (B) or by Executive for Good Reason (as defined below).

(ii)  For purposes of this Agreement, “Good Reason” shall mean (A) a greater than 10% reduction in the total value of Executive’s Base Salary, Target Bonus, and Employee Benefits; (B) Executive’s job responsibility and authority are substantially diminished; and (C) Executive’s work location is relocated to more than fifty (50) miles from Novi, Michigan or Ann Arbor, Michigan; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Employer written notice thereof prior to such date.

(iii)  If Executive’s employment is terminated by the Employer without Cause (other than by reason of death or Disability) or by Executive for Good Reason, subject to Executive’s execution of a release of all claims against Employer, Executive shall be entitled to receive:

(A)                                        the Accrued Rights;

(B)                                          a pro rata portion of the Target Bonus (calculated based on the number of days Executive was employed hereunder during the calendar year in which the date of such termination of employment occurs, relative to the full calendar year), payable in a lump sum within fifteen (15) business days after the date of such termination of employment (or, if later, such other earliest date on which such amount can be paid as may be permitted under Section 409A);

(C)                                          continued payment in substantially equal installments, in accordance with the normal payroll practices of Employer, for a period of two (2) years following the date of termination of Executive’s employment hereunder (the “Severance Period”), of the sum of (x) the Executive’s annual rate of Base Salary as in effect immediately prior to such termination plus (y) an amount equal to the average of each of the Annual Bonuses that were payable to Executive (including any portion of any such Annual Bonus the receipt of which Executive elected to defer) for the three fiscal years immediately preceding the fiscal year in which Executive’s employment terminates (such aggregate amount, the “Severance Payment”); provided that the amount of the Severance Payment shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Employer or its affiliates; and provided, further, however, that in the event Executive is a “specified employee” within the meaning of Section 409A, payment of the Severance Payment shall not commence until the first business day following the date that is six months after the date of termination of Executive’s employment hereunder (or such other earliest date on which such amount can be paid as may be permitted under Section 409A) (the period during which no such payment may be made under Section 409A, the “409A Period”), at which time Employer shall (I) pay to Executive, in one lump sum, an amount equal to the portion of the Severance Payment that would otherwise have been payable during the 409A Period, and (II) thereafter continue to pay the remaining unpaid portion of the Severance Payment in accordance with the normal payroll practices of Employer through the end of the Severance Period as otherwise provided in this Section 7(c)(iii)(C) above;

(D)                                         continued provision, during the Severance Period, of the applicable Employee Benefits that are health and welfare benefits (including health insurance as required to be provided by ITC pursuant to the Consolidated Omnibus Budget Reconciliation Act), to be provided by ITC at the same cost(s) to Executive as paid by other executives of the Employer during such time;

(E)                                           in addition to the benefits provided under subsection (D) above, Executive shall, regardless of Executive’s age or number of years of service with the Employer on the date of termination of employment, be deemed to have satisfied the age and service requirements for benefit eligibility under the ITC Retiree Welfare Plan (as in effect from time to time), and shall, at such time as Executive actually achieves the age at which benefits would otherwise be provided to a participant in such plan, be entitled to receive benefits under such plan on the same terms and conditions as all other plan participants who actually satisfy such requirements;  and

(F)                                           outplacement services of a duration of not less than one year, and at a level commensurate with Executive’s former position with the Company, and by a provider as determined by the Employer in good faith; provided, however, that such services may only be provided to the extent permitted under Section 409A.

Notwithstanding anything set forth in Section 7(c)(iii)(E), if ITC terminates the ITC Retiree Welfare Plan (and does not replace it with any successor plan that provides retiree welfare benefits that are comparable to those provided under the ITC Retiree Welfare Plan (“Retiree Benefits”)) either (x) prior to an event giving rise to the Employer’s obligations under this Section 7(c)(iii)(E) or (y) at any time after such event and, at such time, by operation of Section 7(c)(iii)(E) Executive would otherwise be eligible to receive the benefits provided therein, then, in satisfaction of all obligations the Employer would otherwise have under Section 7(c)(iii)(E), the Employer shall be permitted to either (I) establish and maintain a plan for the purpose of providing Executive with Retiree Benefits for so long as the Employer would otherwise be required to provide benefits under Section 7(c)(iii)(E) or (II) at that time (or, if later, on such other earliest date on which amounts can be paid as may be permitted under Section 409A) pay Executive in cash a lump sum amount equal to the Employer’s cost of otherwise providing such benefits, the amount of which shall be determined by an enrolled actuary retained by the Employer for such purpose.

Following Executive’s termination of employment by the Employer without Cause (other than by reason of Executive’s death or Disability) or Executive for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.                                      Notice of Termination.  Any purported termination of employment by the Employer or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e.                                       Board/Committee Resignation; Execution of Release of all Claims.

(i)  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.

(ii)  Upon termination of Executive’s employment for any reason, Executive agrees to execute a release of all claims against the Company, its Subsidiaries, affiliates, shareholders, directors, officers, employees, and agents, substantially in a form to be provided to Executive by Employer at such time.  Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive’s employment for any reason, Executive shall not receive any payments or benefits to which he may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) (A) if Executive revokes such release or (B) until eight (8) days after the date Executive signs such release (or until such other date as applicable law may provide that Executive cannot revoke such release).

8.               Non-Competition.

a.                                       Executive acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its affiliates and accordingly agrees as follows:

(i)  During the Employment Term and (x) in the event of a termination of Executive’s employment without Cause by Employer (other than due to Executive’s Disability) or for Good Reason by Executive, at all times during the Severance Period, or (y) in the event of any termination of Executive’s employment for Cause by Employer, due to Executive’s Disability or otherwise without Good Reason by Executive, for a period of one year following the date Executive ceases to be employed by the Employer (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Employer, the business of any customer or prospective customer:

(A)                                        with whom Executive had personal contact or dealings on behalf of the Employer during the one-year period preceding Executive’s termination of employment;

(B)                                          with whom employees reporting to Executive have had personal contact or dealings on behalf of the Employer during the one year immediately preceding Executive’s termination of employment; or

(C)                                          for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii)  During the Restricted Period, Executive will not directly or indirectly:

(A)                                        engage in any business that competes with the business of the Employer or its affiliates (including, without limitation, businesses which the Employer or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Employer or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(B)                                          enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)                                          acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)                                         interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Employer or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Employer or its affiliates.

(iii)  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Employer or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)                                        solicit or encourage any employee of the Employer or its affiliates to leave the employment of the Employer or its affiliates; or

(B)                                          hire any such employee who was employed by the Employer or its affiliates as of the date of Executive’s termination of employment with the Employer or who left the employment of the Employer or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Employer.

(v)  During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Employer or its affiliates any consultant then under contract with the Employer or its affiliates.

b.                                      It is expressly understood and agreed that although Executive and the Employer consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.               Confidentiality.

a.                                       Executive will not at any time (whether during or after Executive’s employment with the Employer) (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Employer (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Employer, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Employer on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b.                                      “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Employer of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Employer to obtain a protective order or similar treatment.

c.                                       Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

d.                                      Upon termination of Executive’s employment with the Employer for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Employer, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Employer, at the Employer’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not the Employer’s property) that contain Confidential Information or otherwise relate to the business of the Employer, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Employer regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

e.                                       Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Employer and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Employer may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.  Notwithstanding anything set forth herein, the Company hereby represents and warrants that the Company shall not employ the provisions of this Section 9 in a manner that would interfere with Executive’s ability to obtain or retain any future employment that would not or does not otherwise violate Section 8 of this Agreement.

f.                                         The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10.         Specific Performance.  Executive acknowledges and agrees that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Employer would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.         Arbitration.  Except as provided in Section 10, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration process shall take place within 100 miles of the Detroit, Michigan metropolitan area.  A court of competent jurisdiction may enter judgment upon the arbitrator’s award.  In the event of any such dispute, all reasonable fees and disbursements of counsel incurred by Executive shall be reimbursed by Employer within a reasonable period of time following receipt from Executive (or Executive’s counsel) of a final bill invoicing all such fees and disbursements, so long as the arbitrator does not determine that such dispute was based on claims made by Executive that were frivolous or in bad faith.

12.         Miscellaneous.

a.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments.  Except with respect to the matters contained in the Equity Documents, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Employer.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Employer to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Employer.  Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.                                         Set Off; No Mitigation.  The Employer’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Employer or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

g.                                      Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries, Subsidiaries, and the Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees.  Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 12(g) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

h.                                      Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:

ITC Holdings Corp.

39500 Orchard Hill Place

Suite 200

Novi, Michigan 48375

Attention:   General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:   Alvin H. Brown, Esq.

If to Executive:

To the most recent address of Executive set forth in Employer’s personnel records of the Employer.

i.                                          Executive Representation.  Executive hereby represents to the Employer that the execution and delivery of this Agreement by Executive and the Employer and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j.                                          Prior Agreements. This Agreement supercedes all prior agreements and understandings (including, without limitation, any verbal agreements, offer letters or summaries of principal terms pertaining to the employment of Executive by the Employer, between Executive and the Employer and/or its affiliates regarding the terms and conditions of Executive’s employment with the Employer and/or its affiliates; provided, however, that the Equity Documents shall govern the terms and conditions of Executive’s equity holdings in the Company.

k.                                       Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

l.                                          Taxes.

(i)  Withholding Taxes.  The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(ii)  409A Penalties.  Notwithstanding any other provision of this Agreement, while Executive acknowledges that Employer may take actions hereunder as are required to comply with or to minimize any potential interest charges and/or additional taxes as may be imposed by Section 409A (the “409A Penalties”) with respect to any payment or benefit due to Executive under this Agreement (including a delay in payment until six months after the date of termination of Executive’s employment hereunder, in the event Executive is a “specified employee” within the meaning of Section 409A), the parties hereby confirm that all such payments and benefits due to Executive will in fact be made or provided at the earliest time at which it is determined either that no 409A Penalties are applicable, or that such 409A Penalties will apply without exception.  Further, if at any time it is determined that any payment or benefit due to Executive under this Agreement may be subject to any 409A Penalties, the Employer shall (A) be permitted to modify the provision of such payment or benefit if such modification would reasonably be expected to eliminate or minimize such 409A Penalties, so long as such modification does not adversely affect, in any material respect, the economic benefit to Executive of such payment or benefit, or (B) to the extent that the course of action proposed in clause (A) cannot be effected, within fifteen (15) days after the date of such determination (or such other earliest date on which such amount can be paid as may be permitted under Section 409A) pay to Executive an additional amount equal to such Section 409A Penalties, along with such additional amount as is required to pay any income and/or payroll taxes due on the 409A Penalties and the additional tax gross-up payment (subject to the computational rules set forth in Section 12(b)).

(iii)  Parachute Taxes.  If at any time it is determined that any payment and/or benefit provided to Executive by Employer pursuant to this Agreement or otherwise (the “Employer Payments”), would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Employer shall within fifteen (15) days after the date of such determination (or such other earliest date on which such amount can be paid as may be permitted under Section 409A) pay to Executive an additional amount (the “Gross-up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax due and any income and/or payroll taxes due on the Gross-up Payment (but before payment of any income and/or payroll taxes due on the Employer Payments), shall be equal to the Employer Payments.  For purposes of making any computations hereunder: (i) the Employer’s independent accountants, at the Employer’s expense, shall make such reasonable assumptions and determinations as are consistent with Sections 4999 and 280G of the Code; and (ii) Executive shall be deemed to pay income taxes at the highest applicable marginal rates for the calendar year in which the Gross-up Payment is to be made.  In the event any initial determination under this provision is subsequently modified by the Employer’s accountants or the Internal Revenue Service, Executive and Employer agree to reasonably cooperate to resolve any matter related thereto, including modification of the Gross-up Payment previously received.

m.                                    Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ITC HOLDINGS CORP.:	EXECUTIVE:

Joseph L. Welch

By: